Exhibit 5.1

February 5, 2021

Tyme Technologies, Inc.

1 Pluckemin Way – Suite 103

Bedminster, New Jersey 07921

Ladies and Gentlemen:

We have acted as counsel to Tyme Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 40,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-245033) (including the prospectus, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), which was declared effective on September 2, 2020, and the related prospectus supplement, dated February 4, 2021, filed with the Commission pursuant to Rule 424(b)(5) of the General Rules and Regulations under the Securities Act (the “Prospectus Supplement”).

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-Laws, resolutions of the Company’s Board of Directors, the Registration Statement, Prospectus, the Prospectus Supplement, the form of Securities Purchase Agreement, dated February 4, 2021, by and between the Company and each purchaser thereunder (the “Purchase Agreement”), and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, that adequate consideration has been given, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the accuracy and completeness of all corporate records and all other information made available to us by the Company.

Based on the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when duly issued, sold and delivered against payment therefor as contemplated in the Registration Statement, the Prospectus Supplement and the Purchase Agreement, will be validly issued, fully paid and non-assessable.

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We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Please be advised that James Biehl, the Company’s Chief Legal Officer, is a Senior Counsel at our firm.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated February 5, 2021, and the incorporation by reference of this opinion in the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Yours truly,

/s/ Faegre Drinker Biddle & Reath LLP

Faegre Drinker Biddle & Reath LLP